Exhibit 99.2

ACCESS DISPUTE BETWEEN

PRIMUS TELECOMMUNICATIONS PTY LTD (ACCESS SEEKER)

AND TELSTRA CORPORATION LIMITED (ACCESS PROVIDER)

UNCONDITIONED LOCAL LOOP SERVICE (ULLS)

Access Dispute Notified under subsection 152CM(1) of the Trade Practices Act 1974 on 6 March 2006

Final Determination under Section 152CP of the Trade Practices Act 1974

Background

1.	On 6 March 2006, the Australian Competition and Consumer Commission (the ACCC) received a written notification (the notification) from Primus Telecommunications Pty Ltd (Primus) of an access dispute relating to the supply by Telstra Corporation Limited (Telstra) of the Unconditioned Local Loop Service (ULLS). Primus’ notification was provided to the ACCC pursuant to subsection 152CM(1) of the Trade Practices Act 1974 (the TPA).

2.	The ULLS is an access service involving the use of unconditioned cable, primarily copper pairs, between end-users and a telephone exchange where the unconditioned cable terminates. The ULLS is used by access seekers in conjunction with their own infrastructure in the exchange to provide services, including traditional voice services and high speed internet and data services, to end-users.

3.	After holding a public inquiry, the ACCC declared the ULLS, pursuant to subsection 152AL(3) of the TPA, in August 1999. A copy of the declaration was published in the Commonwealth of Australia Gazette GN32 on 11 August 1999. After holding a further public inquiry, the ACCC renewed the declaration of the ULLS, pursuant to subsection 152AL(3) of the TPA, to apply from 1 August 2006 to 31 July 2009. A copy of the declaration was published in the Commonwealth of Australia Gazette GN31 on 9 August 2006.

4.	The ACCC has formed the view that, with respect to the notification, the requirements of subsection 152CM(1) of the TPA are satisfied. That is:

•	Telstra is a carrier;

•	Telstra supplies the declared ULLS;

•	Telstra has an obligation under subsection 152AR(3) of the TPA to supply the ULLS to Primus; and

•	Primus is unable to agree with Telstra about terms and conditions of access to the ULLS, including the charges and other terms and conditions that are the subject of this final determination.

5.	On 4 May 2006, the ACCC made an interim determination in this matter. On 31 August 2006, the ACCC revoked the first interim determination, and made a further interim determination which was specified to expire on 4 May 2007.

6.	On 3 May 2007, the ACCC extended the period of operation of this further interim determination.

7.	Pursuant to subsection 152CP(1) of the TPA, this instrument is the final determination relating to the terms and conditions of access by Primus to the ULLS provided by Telstra.

Final Determination

Terms	and conditions of access

8.	This Final Determination specifies ULLS annual charges, as per Schedule 1.

9.	Subject to clause 10, other terms and conditions upon which Telstra and Primus have agreed for the supply of the ULLS are to continue to apply.

10.	Except where the parties expressly agree otherwise, in the event of any inconsistency between the terms and conditions upon which Telstra and Primus have agreed for the supply of the ULLS and the intended operation of this determination, this determination is taken to apply to override any such pre-existing agreement to the extent of any inconsistency.

11.	All charges in this Final Determination are expressed on a GST exclusive basis.

Settlement	of over or under paid amounts and interest

12.	The total amount that arises from the difference between charges that have been paid by Primus and the charges specified in this determination (‘the settlement amount’) is to be paid:

(a)	where the charges paid by Primus are less than the charges specified in this determination, by Primus to Telstra; or,

(b)	where the charges paid by Primus are more than the charges specified in this determination, by Telstra to Primus.

Note: For calculating the amount of money required to be paid, parties must take into account the charges paid by Primus under the interim determinations.

13.	Interest is payable on the settlement amount, compounded daily at the applicable monthly rate specified in the Large Business Variable Indicator Rate published by the Reserve Bank of Australia, for the period commencing on the price calculation date, and ending on the date that this determination takes effect.

Note: A copy of the Large Business Variable Indicator Rate is available at http://www.rba.gov.au/Statistics/Bulletin/F05hist.xls

14.	Except where the parties agree otherwise, the settlement amount is to be paid within 42 days after the date on which this determination is made.

Commencement	and expiry

15.	This determination has effect 21 days after the date it is made and ceases to have effect on 30 June 2008 (the expiry date).

16.	For the purposes of this determination the price calculation date is 3 February 2006.

Definitions

17.	For the purpose of this Final Determination, the following definitions apply:

(i)	‘Band’ refers to the geographic classification of exchange service areas (ESAs).

(ii)	‘Band 1’ means the following central business districts:

(a)	NSW (City South, Dalley, Haymarket, Pitt, Kent)

(b)	QLD (Charlotte, Edison, Roma Street, Spring Hill)

(c)	South Australia (Flinders, Waymouth)

(d)	Victoria (Batman, Exhibition, Lonsdale)

(e)	WA (Bulwer, Pier, Wellington).

(iii)	‘Band 2’ means an exchange service area with more than 108.4 services in operation in a square kilometre area at the time this determination is made, which is not a Band 1 area,

(iv)	‘Band 3’ means an exchange service area with 6.56 or more, but less than 108.4, services in operation in a square kilometre area at the time this determination is made

(v)	‘Band 4’ means an exchange service area with 6.55 or less services in operation in a square kilometre area at the time this determination is made.

Note 1: These Band definitions are taken from Annexure A (Key Performance Indicators Operational Document) to Telstra’s Service Quality Strategy dated 23 June 2006 (available at http://telstrawholesale.com//dobusiness/customer-commitment/docs/op_sep_quality_strategy.pdf).

Note 2: The applicable Band is the Band in which the relevant service lies at the time the service is supplied.

Note 3: Brief descriptions of the four Bands are:

•	Band 1 – central business districts in New South Wales, Queensland, South Australia, Victoria and Western Australia

•	Band 2 – metropolitan

•	Band 3 – provincial

•	Band 4 – rural

Note 4: Telstra provided a listing of the applicable current classification of ESAs into Bands on 31 August 2007.

/s/ Graeme Julian Samuel	/s/ Ed Willett
Graeme Julian Samuel	Ed Willett
Chairman	Commissioner
DATED: 20 December 2007

Schedule 1 ULLS annual charges

1.	Except where the parties subsequently agree otherwise, the ULLS Annual Charges payable by Primus to Telstra per month for the ULLS for the period from the price calculation date until the expiry date are as follows:

Band	2005-06	2006-07	2007-08
Band 1	$5.60	$6.00	$6.20
Band 2	$12.30	$13.70	$14.30
Band 3	$25.00	$27.30	$28.50

2.	This determination does not specify Annual Charges to apply in Band 4.

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